EXHIBIT 99.1

Community West Bancshares Earnings Grow 20% to $1.9 Million in 2Q18 Over 2Q17; Book Value Per Common Share Increases to $8.90; Declares Quarterly Cash Dividend of $0.05 Per Common Share

GOLETA, Calif., July 27, 2018 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported net income increased 20.0% to $1.9 million, or $0.21 per diluted share, in the second quarter of 2018 (2Q18), compared to $1.6 million, or $0.18 per diluted share in the second quarter of 2017 (2Q17) and increased slightly by 2.9% when compared to the first quarter of 2018 (1Q18).

In the first six months of 2018, net income increased 26.4% to $3.7 million, or $0.42 per diluted share, compared to $2.9 million, or $0.34 per diluted share, in the first six months of 2017.

“In the second quarter we shifted our focus to emphasize core deposit growth which include non-interest bearing checking, interest bearing checking, money market accounts, savings accounts and retail certificates of deposits, gaining 7.3% over the prior year,” stated Martin E. Plourd, President and Chief Executive Officer.  “We extended our momentum from the first quarter, producing solid performance metrics including return on average assets of 0.90% and a return on average common equity of 10.26% for the second quarter.”

Second Quarter 2018 Financial Highlights

  Net income increased 20.0% to $1.9 million, or $0.21 per diluted share, in 2Q18, compared to $1.6 million, or $0.18 per diluted share in 2Q17.
  Return on average common equity of 10.26%, down from 10.30% three months earlier and up from 9.20% a year ago.
  Return on average assets of 0.90%, down slightly from 0.91% three months earlier and up from 0.83% a year ago.
  Total loans increased $14.1 million to $759.9 million at June 30, 2018, compared to $745.8 million three months earlier and increased $67.1 million compared to $692.8 million a year ago.
  Total deposits were $702.6 million at June 30, 2018, compared to $710.0 million three months earlier and increased $32.3 million compared to $670.3 million a year ago.
  Core deposits increased to $500.2 million at June 30, 2018, compared to $485.7 million three months earlier and increased $36.6 million compared to $463.6 million a year ago.
  Net interest margin was 4.06%, compared to 4.25% three months earlier and 4.39% a year ago.
  Book value per common share increased to $8.90 at June 30, 2018, compared to $8.36 a year ago and $8.73 three months earlier.
  The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 11.29%, its Tier 1 capital ratio at 10.11% and Tier 1 leverage ratio at 8.88% at June 30, 2018.

Income Statement

Net interest income for 2Q18 was $8.3 million, compared to $8.4 million in the preceding quarter and a 3.4% increase compared to $8.0 million in 2Q17.  In the first six months of 2018, net interest income increased 5.4% to $16.7 million, compared to $15.8 million in the first six months of 2017.

Non-interest income was $688,000 in 2Q18, compared to $639,000 in 1Q18 and $697,000 in 2Q17.  In the first six months of 2018, non-interest income was $1.3 million, which was unchanged compared to the first six months of 2017.

Second quarter net interest margin was 4.06% compared to 4.25% in 1Q18 and 4.39% in 2Q17.  In the first six months of the year, net interest margin was 4.15% compared to 4.42% in the first six months a year ago.  “The net interest margin continued to compress as the yield curve flattened further in the second quarter,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.

Non-interest expenses totaled $6.3 million in 2Q18, compared to $6.0 million in 2Q17 and decreased compared to $6.5 million in the preceding quarter.  In the first six months of 2018, non-interest expenses totaled $12.8 million, compared to $11.9 million in the first six months of 2017.  The year-over-year increase was primarily attributable to an increase in salary and employee benefits as the result of expansion.

Balance Sheet

“Total loans increased 1.9% during the quarter and increased 9.7% year over year, with solid production in commercial real estate, manufactured housing and commercial loans,” said Plourd.

Total loans increased to $759.9 million at June 30, 2018, compared to $745.8 million at March 31, 2018, and increased $67.1 million compared to $692.8 million a year ago.  Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 14.8% from year ago levels to $364.7 million at June 30, 2018, and comprise 48.0% of the total loan portfolio.  Manufactured housing loans were up 12.2% from year ago levels to $234.6 million and represent 30.9% of total loans.  Commercial loans increased 5.9% from year ago levels to $118.3 million and represent 15.6% of the total loan portfolio.

Core deposits totaled $500.2 million at June 30, 2018 and comprise 71.1% of total deposits compared to $485.7 million and 68.4% of total deposits at March 31, 2018 and compared to $463.6 million and 69.1% of total deposits a year ago. A strategic focus for the Company in 2018 is core deposit growth.  Total deposits declined modestly to $702.6 million at June 30, 2018, compared to $710.0 million at March 31, 2018, and increased $32.3 million, or 4.8% compared to $670.3 million a year earlier.

Total assets were $865.1 million at June 30, 2018, which was unchanged compared to three months earlier and a $80.2 million, or 10.2% increase compared to $785.0 million one year ago.  Stockholders’ equity improved to $73.4 million at June 30, 2018, compared to $71.7 million at March 31, 2018, and $68.2 million a year ago.  Book value per common share improved to $8.90 at June 30, 2018, compared to $8.73 at March 31, 2018, and $8.36 a year ago.

Credit Quality

“We had another solid quarter of loan growth and as a result recorded a $117,000 provision for loan losses during the second quarter,” said Thompson.  This compares to a negative provision for loan losses of $144,000 in 1Q18 and a provision for loan losses of $120,000 in 2Q17.  Net loan recoveries were $47,000 in 2Q18 compared to $182,000 in 1Q18 and $89,000 in 2Q17.

The allowance for loan losses was $8.6 million at June 30, 2018, or 1.22% of total loans held for investment, compared to 1.22% at March 31, 2018, and 1.27% a year ago.  Net nonaccrual loans decreased to $3.7 million, or 0.49% of total loans at June 30, 2018, compared to $4.2 million, or 0.57% of total loans, three months earlier, and increased compared to $2.0 million, or 0.29% of total loans, a year ago.

Of the $3.7 million in net nonaccrual loans, $2.1 million were commercial loans primarily from one relationship and not systemic to the portfolio, $527,000 were commercial agricultural loans, $259,000 were manufactured housing loans, $207,000 were home equity loans, $168,000 were single-family real estate loans, $166,000 were SBA 504 1st loans, $160,000 were SBA 7A loans and $112,000 were commercial real estate loans.

Other assets acquired through foreclosure totaled $213,000 at June 30, 2018, compared to $233,000 three months earlier and $362,000 a year ago.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.05 per common share, payable August 31, 2018 to common shareholders of record on August 14, 2018.  The current annualized yield, based on the closing price of CWBC shares of $11.80 on June 30, 2018, was 1.7%.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2018, Community West was awarded a “Premier” rating by The Findley Reports.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact:
Susan C.Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017

Interest income
Loans, including fees	$10,020	$9,651	$8,788	$19,671	$17,230
Investment securities and other	381	337	278	718	539
Total interest income	10,401	9,988	9,066	20,389	17,769
Interest expense
Deposits	1,708	1,443	941	3,151	1,799
Other borrowings	382	195	89	577	160
Total interest expense	2,090	1,638	1,030	3,728	1,959
Net interest income	8,311	8,350	8,036	16,661	15,810
Provision (credit) for loan losses	117	(144)	120	(27)	264
Net interest income after provision for loan losses	8,194	8,494	7,916	16,688	15,546
Non-interest income
Other loan fees	323	296	342	619	645
Document processing fees	130	117	151	247	284
Service charges	122	116	112	238	208
Other	113	110	92	223	201
Total non-interest income	688	639	697	1,327	1,338
Non-interest expenses
Salaries and employee benefits	4,042	4,149	3,796	8,191	7,727
Occupancy, net	741	784	686	1,525	1,331
Professional services	301	304	299	605	478
Data processing	206	212	165	418	333
Depreciation	186	167	188	353	351
FDIC assessment	164	214	179	378	289
Advertising and marketing	163	170	195	333	351
Stock-based compensation	87	116	87	203	171
Loan servicing and collection	(19)	70	55	51	161
Other	386	347	357	733	738
Total non-interest expenses	6,257	6,533	6,007	12,790	11,930
Income before provision for income taxes	2,625	2,600	2,606	5,225	4,954
Provision for income taxes	758	786	1,050	1,544	2,042
Net income	$1,867	$1,814	$1,556	$3,681	$2,912
Earnings per share:
Basic	$0.23	$0.22	$0.19	$0.45	$0.36
Diluted	$0.21	$0.21	$0.18	$0.42	$0.34

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	June 30,	December 31,
	2018	2018	2017	2017

Cash and cash equivalents	$3,385	$3,473	$1,919	$3,651
Time and interest-earning deposits in other financial institutions	50,977	65,336	36,085	42,218
Investment securities	33,720	34,988	39,326	36,348
Loans:
Commercial	118,263	109,819	111,655	111,459
Commercial real estate	364,679	362,197	317,793	354,617
SBA	22,724	24,989	34,670	26,219
Manufactured housing	234,598	229,194	209,119	223,115
Single family real estate	10,682	10,609	10,161	10,346
HELOC	9,502	9,483	9,974	9,422
Other	(558)	(514)	(542)	(569)
Total loans	759,890	745,777	692,830	734,609

Loans, net
Held for sale	52,886	52,767	60,933	55,094
Held for investment	707,004	693,010	631,897	679,515
Less: Allowance for loan losses	(8,622)	(8,458)	(7,994)	(8,420)
Net held for investment	698,382	684,552	623,903	671,095
NET LOANS	751,268	737,319	684,836	726,189

Other assets	25,777	24,573	22,806	24,909

TOTAL ASSETS	$865,127	$865,689	$784,972	$833,315

Deposits
Non-interest-bearing demand	$107,168	$118,206	$107,049	$108,500
Interest-bearing demand	260,708	258,717	262,475	256,717
Savings	14,515	14,347	14,011	14,085
Certificates of deposit ($250,000 or more)	88,752	81,690	82,156	81,985
Other certificates of deposit	231,460	237,077	204,589	238,397
Total deposits	702,603	710,037	670,280	699,684
Other borrowings	81,843	76,843	41,800	56,843
Other liabilities	7,233	7,098	4,676	6,718
TOTAL LIABILITIES	791,679	793,978	716,756	763,245

Stockholders' equity	73,448	71,711	68,216	70,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$865,127	$865,689	$784,972	$833,315

Shares outstanding	8,254	8,216	8,160	8,193

Book value per common share	$8.90	$8.73	$8.36	$8.55

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Jun. 30, 2018	Jun. 30, 2017
Return on average common equity	10.26%	10.30%	9.20%	10.28%	8.75%
Return on average assets	0.90%	0.91%	0.83%	0.90%	0.80%
Efficiency ratio	69.53%	72.68%	68.79%	71.10%	69.57%
Net interest margin	4.06%	4.25%	4.39%	4.15%	4.42%

	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended
AVERAGE BALANCES	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Jun. 30, 2018	Jun. 30, 2017
Average assets	$836,394	$812,698	$747,790	$824,611	$734,782
Average earning assets	820,854	797,281	735,041	809,133	721,969
Average total loans	750,575	736,628	672,677	743,640	661,791
Average deposits	704,251	702,376	646,316	703,319	636,650
Average common equity	72,993	71,433	67,820	72,217	67,105

EQUITY ANALYSIS	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017
Total common equity	$73,448	$71,711	$68,216
Common stock outstanding	8,254	8,216	8,160

Book value per common share	$8.90	$8.73	$8.36

ASSET QUALITY	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017
Nonaccrual loans, net	$3,704	$4,220	$1,988
Nonaccrual loans, net/total loans	0.49%	0.57%	0.29%
Other assets acquired through foreclosure, net	$213	$233	$362

Nonaccrual loans plus other assets acquired through foreclosure, net	$3,917	$4,453	$2,350
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.45%	0.51%	0.30%
Net loan (recoveries)/charge-offs in the quarter	$(47)	$(182)	$(89)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01% )	(0.02% )	(0.01% )

Allowance for loan losses	$8,622	$8,458	$7,994
Plus: Reserve for undisbursed loan commitments	97	101	99
Total allowance for credit losses	$8,719	$8,559	$8,093
Allowance for loan losses/total loans held for investment	1.22%	1.22%	1.27%
Allowance for loan losses/nonaccrual loans, net	232.78%	200.43%	402.11%

Community West Bank *
Tier 1 leverage ratio	8.88%	8.96%	9.23%
Tier 1 capital ratio	10.11%	10.19%	10.39%
Total capital ratio	11.29%	11.38%	11.62%

INTEREST SPREAD ANALYSIS	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017
Yield on total loans	5.35%	5.31%	5.24%
Yield on investments	2.74%	2.73%	2.31%
Yield on interest earning deposits	1.49%	1.36%	0.83%
Yield on earning assets	5.08%	5.08%	4.95%

Cost of interest-bearing deposits	1.16%	0.99%	0.69%
Cost of total deposits	0.97%	0.83%	0.58%
Cost of borrowings	2.90%	2.50%	1.22%
Cost of interest-bearing liabilities	1.30%	1.07%	0.72%

* Capital ratios are preliminary until the Call Report is filed.